                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 12, 1999


                                NUMEX CORPORATION
             (Exact name of registrant as specified in its charter)


          Delaware                    0-9459                  06-1034587
(State or other jurisdiction  (Commission File Number)      (I.R.S. Employer
      of incorporation)                                   Identification Number)


                       11111 Santa Monica Blvd., Suite 210
                          Los Angeles, California 90025
                    (Address of principal executive offices)

Registrant's telephone number, including area code:  (310) 914-3007


                                 Not applicable
          (Former name or former address, if changed since last report)


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ITEM 1   CHANGES IN CONTROL OF REGISTANT

         Pursuant to that certain Agreement and Plan of Merger dated as of April 12, 1999 (the "Merger Agreement") between Numex Corporation (the "Company") and JSA Acquisition Corporation, a wholly owned subsidiary of the Company, on the one hand; and Jeffrey A. Stern & Associates, Inc. ("JSA") and the shareholders of JSA (the "JSA Shareholders"), on the other hand, on April 12, 1999, the Company acquired all of the outstanding capital stock of JSA (the "Closing"), in consideration of the issuance to the JSA Shareholders of an aggregate of 3,046,875 shares of the Company's Common Stock, of which Jeffrey A. Stern ("Stern") received 2,500,006 shares. In connection with the Closing, the Company completed a private placement (the "Private Placement") of 132,000 shares of Series B Convertible Preferred Stock of the Company which is convertible into an aggregate of 2,200,044 shares of the Company's Common Stock at any time. At the Closing, the Company also issued (a) 12,000 Preferred Shares (convertible into 200,004 shares of Common Stock) to MCG Credit Corporation in connection with the restructuring of the existing bank debt of JSA (the "Bank Restructuring") and (b) 156,250 shares of Common Stock as a finder's fee for the acquisition of JSA. The Company also entered into an employment agreement with Stern (the "Stern Employment Agreement") pursuant to which Stern was granted options to purchase an aggregate of 2,000,000 shares (the "Stern Options") of the Company's Common Stock. The Stern Options vest equally over three years commencing April 12, 2000. The first set (666,666 options) has an exercise price of $3.50 per share. The second set has an exercise price of $4.50 per share with a remainder at $6.50 per share. Under the Stern Employment Agreement, Stern became the President and Chief Executive Officer.

         Pursuant to a Stockholders Agreement among Stern, Jack Salzberg and Isaac Salzberg, Jack Salzberg or his designee has the right to designate two directors and Stern has a right to designate two directors with respect to a board of directors of four persons. At the Closing, Mr. Stern designated himself and Marc Strausberg, and Jack Salzberg designated himself and Isaac Salzberg as directors.

         The following table sets forth certain information and after giving effect to the issuance of securities at the Closing (including the conversion of Preferred Shares issued in connection with the Bank Restructuring and the Private Placement) with respect to the beneficial ownership of the outstanding shares of Common Stock by the Company's directors, executive officers and each person known to the Company who owns in excess of 5% of the outstanding shares of Common Stock and the directors and executive officers of the Company as a group. Each person listed below has personal and sole beneficial ownership of the shares of Common Stock listed with their name:

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
         Name of Beneficial Owner       Number of Shares     Percentage of Ownership
         Isaac Salzberg                 246,500(1)                         1.45

         Jack Salzberg                  2,247,831(2)                      12.67

         Jeffrey Stern                  2,540,006(3)                      15.03

         Marc Strausberg                --                                --

         Marcelino Miyares              192,400                            1.13

         Barry Freilicher               269,469                            1.59

         All Directors and Executive    5,496,206                         30.98
         Officers (6 persons)

(1) Includes 40,500 shares held as custodian under the Uniform Gift to Minors Act for the benefit of Jacob Salzberg, 60,500 shares held as custodian under the Uniform Gift to Minors Act for the benefit of Adam
         D. Salzberg, and 60,500 shares held as custodian under the Uniform Gift to Minors Act for the benefit of Matthew A. Salzberg; and 85,000 shares held as trustees of the Isaac S. Salzberg and Susan S. Salzberg Living Trust.

(2) Consists of 1,797,831 shares held as trustees of the Jack I. Salzberg and Anna S. Salzberg Family Trust and 450,000 shares issuable upon the exercise of warrants to be effected on or before the Closing.

(3) Does not include 2,000,000 shares issuable upon the exercise of the Stern Options.

ITEM 2   ACQUISITION OR DISPOSITION OF ASSETS

         As described in Item 1 above, pursuant to the Merger Agreement, at the Closing, the Company acquired from the JSA Shareholders all of the issued and outstanding Common Stock of JSA. In consideration therefor, the Company issued to the JSA Shareholders an aggregate of 3.046,875 shares of the Company's Common Stock. Pursuant to the Stern Employment Agreement, Stern, the principal shareholder of JSA, became the President and Chief Executive Officer of the Company. At the Closing, Jack Salzberg, the Company's then President and Chief Executive Officer, resigned and, pursuant to an employment agreement entered into at the Closing, became the Company's Chairman of the Board. The consideration for the acquisition of JSA was negotiated on an arms length basis between the Company and Stern.

         JSA is a California corporation which at the closing owned a majority interest in JSA Communications LLC, a California limited liability company. JSA and JSA Communications LLC are referred to herein as the JSA Group.


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JSA - The Combined Companies

         The JSA Group is a media and marketing services company that has focused on niche and underdeveloped markets. Its Spanish language division, JSA en espanol, has created proprietary integrated marketing programs to help marketers reach the rapidly growing Hispanic market in the United States. Its custom publishing division, JSA Communications, develops retention marketing programs for companies.

JSA en espanol/The Current Business

         JSA en espanol is a leading marketer targeting the Hispanic community. The company creates customized integrated marketing programs for firms across the country which desire to target the Hispanic Community. These programs are built around JSA's unique distribution system, La Bolsita, and include proprietary publications such as Promociones Hogarama and Mundo Deportivo.

         La Bolsita (translation: the little bag) reaches 3 million Hispanic households across the US, as determined by a sophisticated analysis of census tract data. This distribution program provides opportunities for marketers to distribute coupons, retail inserts and product samples on a door-to-door basis.

         In addition, the company publishes its own proprietary publications, Promociones Hogarama and Mundo Deportivo. Promociones Hogarama is a Spanish language free-standing insert program distributed door-to-door providing recipients with coupons and sweepstakes offers. JSA also distributes product samples and inserts to Hispanic households. Mundo Deportivo is a monthly sports magazine targeting Hispanic men.

         JSA's clients include national and regional advertisers which are focused on the Hispanic market. The company is headquartered in Los Angeles with a sales offices in New York.

         The Hispanic market represents a fast growing, underdeveloped market. Currently, one in ten Americans is Hispanic. According to the Bureau of the Census, Hispanics are projected to number 31 million in 2000; by 2010, that number will grow to approximately 40 million, and in 2050, approximately 88 million Hispanics are projected to live in the US. As a result, nearly 1 in 4 Americans will be Hispanic. According to a study by the University of Georgia's Selig Center for Economic Growth, the Latino purchasing power reached $348 billion in 1998, up from $325 billion the previous year.

         Based on the growth of this market, marketers are increasing their advertising commitment to the Hispanic market. In 1983, the Hispanic market advertising expenditures were $224 million. In 1994, advertising expenditures had increased to $952 million.

         During the next thirty years, the Anglo US population will be flat. The most substantial growth by far will be in the Hispanic market, leading US marketers inevitably in that direction. JSA intends to establish a presence among Hispanics as that transformation in marketing budgets takes place.


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JSA en espanol/e-commerce

         As indicated, Hispanics represent the fastest-growing population segment in the United States. In virtually every category of increases in consumption and spending, Hispanics outrank any other segment of the population. Computer ownership and internet access are no exception to this statement. According to the Tomas Rivera Policy Institute, 30% of Hispanic households now own computers, up from 13% in 1994, growing at twice the national average. Internet use among US Hispanic households has increased from 2% in 1994 to 15% today. Among all US households, the internet is available to 28%.

         Since 1993, JSA has been assembling a significant position within the Hispanic print and direct distribution businesses. In 1999, JSA plans to leverage that promotional strength in support of the first major electronic shopping mall for Hispanics.

         JSA expects to sell products directly to consumers as well as host the Spanish-language sites of major e-commerce players. It is designed as the leading site for Spanish-language commerce in a Latino cultural setting.

JSA Communications/The Current Business

         JSA Communications is a custom publishing company that creates value-added programs for major marketers. Each program focuses on retention marketing and is designed to help build customer loyalty. Since 1990, JSA Communications has focused on the areas of entertainment, health care and retail. It has demonstrated an ability to grow with its clients as well as develop new products and clients.


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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND RESULTS

              a.   Financial Statements of Business Acquired

         Audited Financial Statements for the JSA Group as required.

              c.   Exhibits:

        Exhibit
        Number           Description
        ------           -----------
        10.1             Agreement and Plan of Merger dated as of April 12, 1999


* It is impractical at the present time to provide such documents. Such documents will be filed as soon as practicable.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                NUMEX CORPORATION
                                -----------------
                                   (Registrant)

  Date:  April 23, 1999         By:      /s/ Jeffrey A.Stern
                                    -------------------------------------------
                                     Jeffrey A. Stern
                                     President and Chief Executive Officer


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